Exhibit 99.1

Press Contact:	Investor Contact:
Trinseo	Trinseo
Dina Pokedoff	Andy Myers
Tel : +1 610-240-3307	Tel : +1 610-240-3221
Email: dpokedoff@trinseo.com	Email: aemyers@trinseo.com

Trinseo Reports First Quarter 2021 Financial Results

First Quarter 2021 and Other Highlights

●	Strong net income of $72 million and diluted EPS of $1.81

●	Record quarterly Adjusted EBITDA* of $201 million, including a $7 million favorable impact from net timing, and record quarterly Adjusted EPS* of $3.27

●	First quarter cash from operations of $51 million, Free Cash Flow* of $38 million, and quarter-ending cash and cash equivalents of $618 million

●	Completed acquisition of Arkema’s PMMA business on May 3, marking a major step in Trinseo’s transformation to becoming an advanced specialty and sustainable solutions provider

●	Announced plans to build full commercial scale polystyrene recycling plant in Tessenderlo, Belgium, which is expected to be operational in 2023

	Three Months Ended
	March 31,
$millions, except per share data	2021	2020
Net Sales	$1,093	$854
Net Income (Loss)	72	(36)
EPS (Diluted) ($)	1.81	(0.94)
Adjusted Net Income*	129	10
Adjusted EPS ($)*	3.27	0.26
EBITDA*	137	(2)
Adjusted EBITDA*	201	57

*For a reconciliation of EBITDA, Adjusted EBITDA, and Adjusted Net Income, all of which are non-GAAP measures, to Net Income, as well as a reconciliation of Free Cash Flow and Adjusted EPS, see Notes 2 and 3 to the financial statements included below.

BERWYN, Pa — May 6, 2021 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today reported its first quarter 2021 financial results. Net sales in the first quarter increased 28% versus prior year. Higher prices, mainly due to the pass through of higher raw material costs, resulted in a 16% sales increase. Higher sales volume in all segments except for Feedstocks resulted in a 7% increase in net sales. First quarter net income of $72 million was $108 million above prior year and first quarter Adjusted EBITDA of $201 million was $144 million above prior year. The increase in earnings was due mainly to higher margins, primarily in Base Plastics, Polystyrene and especially Feedstocks, where March styrene margins were the highest observed in over twenty years. Higher sales volume, particularly in Engineered Materials and Synthetic Rubber, as well as a favorable pre-tax net timing variance of $17 million, also contributed to higher earnings.

Cash provided by operating activities in the first quarter was $51 million and capital expenditures were $13 million, resulting in Free Cash Flow for the quarter of $38 million. This result included a $113 million increase in net working capital due to significant raw material cost increases during the quarter. The cash balance at the end of the quarter was $618 million. For a reconciliation of Free Cash Flow to cash provided by operating activities, see Note 3 below.

Commenting on the Company’s first quarter performance, Frank Bozich, President and Chief Executive Officer of Trinseo, said, “We have started 2021 on a great note with one of the highest quarterly net income results and the highest quarterly Adjusted EBITDA result in Trinseo’s history. Our continued focus on our business excellence program, including our commercial excellence initiatives, the dedication of our team to serve our customers amid numerous industry supply chain challenges, as well as strong market conditions enabled us to deliver these results. We also continue to make structural improvements to our business which are expected to result in higher sustained levels of profitability. I am proud of our dedicated employees who continue to safely and responsibly provide our customers with quality products and solutions despite unique and challenging global events.”

First Quarter Results and Commentary by Business Segment

●	Latex Binders net sales of $251 million for the quarter increased 15% versus prior year due primarily to the passthrough of higher raw materials. Sales volume was higher than prior year as sales increases to CASE, textile, board and specialty paper applications were partially offset by sales decreases to graphical paper applications. In comparison to prior year, volume to CASE applications increased 16% in the first quarter. Adjusted EBITDA of $18 million was $4 million lower than prior year. Higher sales volume was more than offset by lower margin, which was a result of unfavorable net timing caused by a large unfavorable price lag from the sharp increase in styrene in March.

●	Synthetic Rubber net sales of $124 million for the quarter increased 22% versus prior year caused primarily by higher volumes, particularly in SSBR which observed its highest quarterly volume in nearly three years from growth initiatives and as demand in the tire market continues to recover. Adjusted EBITDA of $14 million was $1 million lower than prior year as higher sales volume was more than offset by a prior year inventory build and an unfavorable net timing impact. The Company continues to evaluate the potential divestiture of the segment.

●	Engineered Materials net sales of $66 million for the quarter increased 38% versus prior year due mainly to higher sales volume to consumer electronics applications in Asia and TPE applications in Europe. Adjusted EBITDA of $8 million was flat to prior year as the improvement in sales volume was offset by lower margins mostly as a result of a sharp increase in raw material costs, particularly polycarbonate.

●	Base Plastics net sales of $329 million for the quarter were 28% higher than prior year due to a combination of favorable currency impacts, higher volume in applications like construction and higher pricing mainly from the passthrough of higher raw materials. Adjusted EBITDA of $66 million was $38 million favorable versus prior year as commercial excellence initiatives, along with high demand and tight supply, led to higher margins in ABS and polycarbonate.

●	Polystyrene net sales of $267 million for the quarter were 46% above prior year mostly from the passthrough of higher styrene. Sales volume increased net sales by 7%, as demand remained high for applications in appliances and consumer electronics. Adjusted EBITDA of $48 million was $36 million higher than prior year due to higher margins, particularly in Asia resulting from commercial excellence initiatives and strong market conditions, as well as a favorable net timing variance of $8 million.

●	Feedstocks net sales of $56 million for the quarter were 25% above prior year due to higher styrene pricing which was partially offset by lower styrene-related sales volume. Adjusted EBITDA of $47 million was $63 million higher than prior year due to significantly higher styrene margins in Europe, particularly in March due to strong demand and tight supply, as well as a $21 million favorable net timing variance.

●	Americas Styrenics Adjusted EBITDA of $23 million for the quarter was $13 million above prior year due mainly to higher styrene volume and margin in North America, mainly due to strong market demand and industry outages.

2021 Full-Year Outlook

●	Full-year 2021 net income of $303 million to $343 million and Adjusted EBITDA* of $625 million to $675 million, excluding any impact from the acquisition of Arkema’s PMMA business and the potential divestiture of the Synthetic Rubber segment.

●	Second quarter results are expected to be similar to those from the first quarter due to a continuation of similar market trends, including strong demand and margins across many of our segments.

Commenting on the outlook for the remainder of 2021, Bozich said, “We expect second quarter performance to be similar to the first quarter, especially given the high styrene margins we’ve seen in the beginning of the second quarter, as well as the continued momentum in the remainder of our business. In light of this we have increased our full-year guidance, which reflects a lower but still very strong second half of the year primarily due to more normalized supply conditions.”

Bozich continued, “We are excited to welcome the employees of the PMMA business to the Trinseo family. The close of this transaction at the beginning of this week was an important step in our transformation towards becoming an advanced materials and sustainable solutions provider, and we are highly focused on integrating that business and harmonizing our processes and systems. In addition, we are still on track to conclude our efforts around the exploration of a potential sale of the Synthetic Rubber business by mid-year. Looking forward, we will continue to implement additional steps to grow the company in areas with higher margins and less cyclicality with an ongoing focus on achieving our 2030 sustainability goals.”

Conference Call and Webcast Information

Trinseo will host a conference call to discuss its first quarter 2021 financial results on Friday, May 7, 2021 at 10 a.m. Eastern Time.

Commenting on results will be Frank Bozich, President and Chief Executive Officer, David Stasse, Executive Vice President and Chief Financial Officer, and Andy Myers, Director of Investor Relations. To register for this conference call, please use the following links:

●	Conference Call Registration – for those interested in asking questions during the Q&A session
●	Webcast Registration – for those interested in listening only (available 20 minutes before the call)

After registering for the conference call, you will receive a confirmation email with a meeting invitation and information for entry. Registration is open through the live call, but it is advised that you register at least one day in advance to ensure you are connected for the full call.

Trinseo has posted its first quarter 2021 financial results on the Company’s Investor Relations website. The presentation slides will also be made available in the webcast player prior to the conference call. The Company will also furnish copies of the financial results press release and presentation slides to investors by means of a Form 8-K filing with the U.S. Securities and Exchange Commission.

A replay of the conference call and transcript will be archived on the Company’s Investor Relations website shortly following the conference call. The replay will be available until May 7, 2022.

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber with a focus on delivering innovative, sustainable, and value-creating products that are intrinsic to our daily lives. Trinseo is dedicated to making a positive impact on society by partnering with like-minded stakeholders, and supporting the sustainability goals of our customers in a wide range of end-markets including automotive, consumer electronics, appliances, medical devices, packaging, footwear, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.0 billion in net sales in 2020. With the May 2021 acquisition of the PMMA business, the Company has 24 manufacturing sites around the world, and approximately 3,500 employees. For more information, please visit: www.trinseo.com.

Use of non-GAAP measures

In addition to using standard measures of performance and liquidity that are recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”), we use additional measures of income excluding certain GAAP items (“non-GAAP measures”), such as Adjusted Net Income, EBITDA, Adjusted EBITDA and Adjusted EPS and measures of liquidity excluding certain GAAP items, such as Free Cash Flow. We believe these measures are useful for investors and management in evaluating business trends and performance each period. These measures are also used to manage our business and assess current period profitability, as well as to provide an appropriate basis to evaluate the effectiveness of our pricing strategies. Such measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance or liquidity, as applicable. The definitions of each of these measures, further discussion of usefulness, and reconciliations of non-GAAP measures to GAAP measures are provided in the Notes to Condensed Consolidated Financial Information presented herein.

Cautionary Note on Forward-Looking Statements

This press release may contain forward-looking statements including, without limitation, statements concerning plans, objectives, goals, projections, strategies, future events or performance, and underlying assumptions and other statements, which are not statements of historical facts or guarantees or assurances of future performance. Forward-looking statements may be identified by the use of words like "expect," "anticipate," "intend," "forecast," "outlook," "will," "may," "might," "see," "tend," "assume," "potential," "likely," "target," "plan," "contemplate," "seek," "attempt," "should," "could," "would" or expressions of similar meaning. Forward-looking statements reflect management’s evaluation of information currently available and are based on our current expectations and assumptions regarding estimated and future results of operations, business strategies, competitive position, industry environment and potential growth opportunities and cost synergies relating to the acquisition of the MMA and PMMA businesses from Arkema S.A.;

our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Factors that might cause such a difference include, but are not limited to, our ability to successfully integrate the acquired MMA and PMMA businesses, generate expected cost savings and synergies, maintain relationships with customers, retain key employees and profitably grow the business; and those factors discussed in our Annual Report on Form 10-K, under Part I, Item 1A —"Risk Factors" and elsewhere in our other reports, filings and furnishings made with the U.S. Securities and Exchange Commission from time to time. As a result of these or other factors, our actual results may differ materially from those contemplated by the forward-looking statements. Therefore, we caution you against relying on any of these forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

TRINSEO S.A.

Condensed Consolidated Statements of Operations

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Net sales	$1,092.6	$853.5
Cost of sales	890.6	783.8
Gross profit	202.0	69.7
Selling, general and administrative expenses	62.6	77.5
Equity in earnings of unconsolidated affiliates	22.9	9.8
Impairment charges	—	38.3
Operating income (loss)	162.3	(36.3)
Interest expense, net	12.0	10.3
Acquisition purchase price hedge loss	55.0	—
Other expense, net	2.7	1.6
Income (loss) before income taxes	92.6	(48.2)
Provision for (benefit from) income taxes	21.1	(11.9)
Net income (loss)	$71.5	$(36.3)
Weighted average shares- basic	38.5	38.5
Net income (loss) per share- basic	$1.86	$(0.94)
Weighted average shares- diluted	39.5	38.5
Net income (loss) per share- diluted	$1.81	$(0.94)

TRINSEO S.A.

Condensed Consolidated Balance Sheets

(In millions)

(Unaudited)

	March 31,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$618.4	$588.7
Restricted cash	450.0	—
Accounts receivable, net	657.8	529.2
Inventories	463.0	384.1
Other current assets	15.8	15.1
Investments in unconsolidated affiliates	248.1	240.1
Property, plant, equipment, goodwill, and other intangible assets, net	812.6	858.4
Right-of-use assets - operating, net	76.6	78.3
Other long-term assets	137.8	151.3
Total assets	$3,480.1	$2,845.2
Liabilities and shareholders’ equity
Current liabilities	677.6	533.3
Long-term debt, net	1,605.1	1,158.7
Noncurrent lease liabilities - operating	62.8	65.7
Other noncurrent obligations	458.3	497.2
Shareholders’ equity	676.3	590.3
Total liabilities and shareholders’ equity	$3,480.1	$2,845.2

TRINSEO S.A.

Condensed Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Three Months Ended
	March 31,
	2021	2020
Cash flows from operating activities
Cash provided by (used in) operating activities	$51.0	$(5.8)

Cash flows from investing activities
Capital expenditures	(12.6)	(24.3)
Net cash received for asset and business acquisitions	—	0.2
Proceeds from the sale of businesses and other assets	—	11.6
Proceeds from the settlement of hedging instruments	—	51.6
Cash provided by (used in) investing activities	(12.6)	39.1

Cash flows from financing activities
Deferred financing fees	(1.3)	—
Short-term borrowings, net	(2.8)	(3.5)
Purchase of treasury shares	—	(25.0)
Dividends paid	(3.3)	(15.9)
Proceeds from exercise of option awards	9.0	—
Withholding taxes paid on restricted share units	(0.8)	(0.6)
Repayments of 2024 Term Loan B	—	(1.7)
Net proceeds from issuance of 2029 Senior Notes	450.0	—
Cash provided by (used in) financing activities	450.8	(46.7)
Effect of exchange rates on cash	(9.5)	(2.7)
Net change in cash, cash equivalents, and restricted cash	479.7	(16.1)
Cash, cash equivalents, and restricted cash—beginning of period	588.7	457.4
Cash, cash equivalents, and restricted cash—end of period	$1,068.4	$441.3
Less: Restricted cash	(450.0)	(1.2)
Cash and cash equivalents—end of period	$618.4	$440.1

TRINSEO S.A.

Notes to Condensed Consolidated Financial Information

(Unaudited)

Note 1: Net sales by Segment

	Three Months Ended
	March 31,
(In millions)	2021	2020
Latex Binders	$250.9	$219.1
Synthetic Rubber	124.2	101.7
Engineered Materials	65.8	47.7
Base Plastics	328.9	257.4
Polystyrene	266.9	182.8
Feedstocks	55.9	44.8
Americas Styrenics*	—	—
Total Net Sales	$1,092.6	$853.5

* The results of this segment are comprised entirely of earnings from Americas Styrenics, our 50%-owned equity method investment. As such, we do not separately report net sales of Americas Styrenics within our condensed consolidated statements of operations.

Note 2: Reconciliation of Non-GAAP Performance Measures to Net Income

EBITDA is a non-GAAP financial performance measure, which is defined as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense. We refer to EBITDA in making operating decisions because we believe it provides our management as well as our investors with meaningful information regarding the Company’s operational performance. We believe the use of EBITDA as a metric assists our board of directors, management and investors in comparing our operating performance on a consistent basis.

We also present Adjusted EBITDA as a non-GAAP financial performance measure, which we define as income from continuing operations before interest expense, net; income tax provision; depreciation and amortization expense; loss on extinguishment of long-term debt; asset impairment charges; gains or losses on the dispositions of businesses and assets; restructuring charges; acquisition related costs and benefits, and other items. In doing so, we are providing management, investors, and credit rating agencies with an indicator of our ongoing performance and business trends, removing the impact of transactions and events that we would not consider a part of our core operations.

Lastly, we present Adjusted Net Income and Adjusted EPS as additional performance measures. Adjusted Net Income is calculated as Adjusted EBITDA (defined beginning with net income, above), less interest expense, less the provision for income taxes and depreciation and amortization, tax affected for various discrete items, as appropriate. Adjusted EPS is calculated as Adjusted Net Income per weighted average diluted shares outstanding for a given period. We believe that Adjusted Net Income and Adjusted EPS provide transparent and useful information to management, investors, analysts and other stakeholders in evaluating and assessing our operating results from period-to-period after removing the impact of certain transactions and activities that affect comparability and that are not considered part of our core operations.

There are limitations to using the financial performance measures noted above. These performance measures are not intended to represent net income or other measures of financial performance. As such, they should not be used as alternatives to net income as indicators of operating performance. Other companies in our industry may define these performance measures differently than we do. As a result, it may be difficult to use these or similarly-named financial measures that other companies may use, to compare the performance of those companies to our performance. We compensate for these limitations by providing reconciliations of these performance measures to our net income, which is determined in accordance with GAAP.

	Three Months Ended
	March 31,
(In millions, except per share data)	2021	2020
Net income (loss)	$71.5	$(36.3)
Interest expense, net	12.0	10.3
Provision for (benefit from) income taxes	21.1	(11.9)
Depreciation and amortization	32.9	36.4
EBITDA	$137.5	$(1.5)
Net gain on disposition of businesses and assets (a)	(0.2)	(0.4)	Other expense, net
Restructuring and other charges (b)	0.4	1.8	Selling, general, and administrative expenses; Other expense, net
Acquisition transaction and integration net costs (c)	6.0	0.1	Selling, general, and administrative expenses
Acquisition purchase price hedge loss (d)	55.0	—	Acquisition purchase price hedge loss
Asset impairment charges or write-offs (e)	—	38.3	Impairment charges
Other items (f)	2.2	18.7	Selling, general, and administrative expenses
Adjusted EBITDA	$200.9	$57.0
Adjusted EBITDA to Adjusted Net Income:
Adjusted EBITDA	200.9	57.0
Interest expense, net	12.0	10.3
Provision for income taxes - Adjusted (g)	27.1	1.7
Depreciation and amortization - Adjusted (h)	32.9	35.0
Adjusted Net Income	$128.9	$10.0
Weighted average shares- diluted	39.5	38.5
Adjusted EPS	$3.27	$0.26

Adjusted EBITDA by Segment:
Latex Binders	$17.7	$21.5
Synthetic Rubber	14.2	15.3
Engineered Materials	8.1	8.2
Base Plastics	66.1	28.5
Polystyrene	47.7	11.8
Feedstocks	46.6	(16.2)
Americas Styrenics	22.9	9.8
Corporate Unallocated	(22.4)	(21.9)
Adjusted EBITDA	$200.9	$57.0

(a)	The net gain on disposition of businesses and assets for the three months ended March 31, 2021 and 2020 relates to consideration earned for the performance of our former latex business in Brazil, which we divested in 2016. The amount for the three months ended March 31, 2020 also relates to the sale of land in Livorno, Italy.

(b)	Restructuring and other charges for the three months ended March 31, 2021 and 2020 primarily relate to employee termination benefit charges as well as contract termination charges incurred in connection with the Company’s corporate restructuring program announced in the fourth quarter of 2019, as well as charges incurred for the other restructuring programs.

(c)	Acquisition transaction and integration net costs for the three months ended March 31, 2021 relate to expenses incurred for the Company’s acquisition of the Arkema PMMA business.

(d)	Acquisition purchase price hedge loss for the three months ended March 31, 2021 was due to the change in fair value of the Company’s forward currency hedge arrangement on the euro-denominated purchase price of the Arkema PMMA business.

(e)	Asset impairment charges or write-offs for the three months ended March 31, 2020 relate to the impairment of the Company’s styrene monomer assets in Boehlen, Germany and polybutadiene rubber (nickel and neodymium-PBR) assets in Schkopau, Germany.

(f)	Other items for the three months ended March 31, 2021 primarily relate to fees incurred in conjunction with certain of the Company’s strategic initiatives. Other items for the three months ended March 31, 2020 primarily relate to advisory and professional fees incurred in conjunction with our initiative to transition business services from Dow, including certain administrative services such as accounts payable, logistics, and IT services, which was substantially completed in 2020, as well as fees incurred in conjunction with certain of the Company’s strategic initiatives.

(g)	Adjusted to remove the tax impact of the items noted in (a), (b), (c), (d), (e), (f), and (h). The income tax expense (benefit) related to these items was determined utilizing either (1) the estimated annual effective tax rate on our ordinary income based upon our forecasted ordinary income for the full year or, (2) for items treated discretely for tax purposes we utilized the applicable rates in the taxing jurisdictions in which these adjustments occurred.

(h)	Amounts for the three months ended March 31, 2020 exclude accelerated depreciation of $1.3 million related to the shortening of the useful life of certain fixed assets related to the Company’s corporate restructuring program.

For the same reasons discussed above, we are providing the following reconciliation of forecasted net income to forecasted Adjusted EBITDA and Adjusted EPS for the year ended December 31, 2021. See “Note on Forward-Looking Statements” above for a discussion of the limitations of these forecasts.

Year Ended
December 31,
(In millions, except per share data)	2021
Adjusted EBITDA	$625 - 675
Interest expense, net	(45)
Provision for income taxes	(79) - (89)
Depreciation and amortization	(135)
Reconciling items to Adjusted EBITDA (i)	(63)
Net Income	303 - 343
Reconciling items to Adjusted Net Income (i)	57
Adjusted Net Income	$360 - 400

Weighted average shares - diluted (j)	39.5
EPS - diluted ($)	$7.67 – 8.68
Adjusted EPS ($)	$9.12 – 10.14

(i)	Reconciling items to Adjusted EBITDA and Adjusted Net Income are not typically forecasted by the Company based on their nature as being primarily driven by transactions that are not part of the core operations of the business and, as a result, cannot be estimated without unreasonable cost or uncertainty. As such, for the forecasted full year ended December 31, 2021, we have not included estimates for these items.

(j)	Weighted average shares calculated for the purpose of forecasting EPS and Adjusted EPS do not forecast significant future share transactions or events, such as repurchases, significant share-based compensation award grants, and changes in the Company’s share price. These are all factors which could have a significant impact on the calculation of EPS and Adjusted EPS during actual future periods.

Note 3: Reconciliation of Non-GAAP Liquidity Measures to Cash from Operations

The Company uses certain measures, such as Free Cash Flow as non-GAAP measures, to evaluate and discuss its liquidity position and results. Free Cash Flow is defined as cash from operating activities, less capital expenditures. We believe that Free Cash Flow provides an indicator of the Company’s ongoing ability to generate cash through core operations, as it excludes the cash impacts of various financing transactions as well as cash flows from business combinations that are not considered organic in nature. We also believe that Free Cash Flow provides management and investors with useful analytical indicators of our ability to service our indebtedness, pay dividends (when declared), and meet our ongoing cash obligations.

Free Cash Flow is not intended to represent cash flows from operations as defined by GAAP, and therefore, should not be used as alternatives for that measure. Other companies in our industry may define Free Cash Flow differently than we do. As a result, it may be difficult to use this or similarly-named financial measures that other companies may use, to compare the liquidity and cash generation of those companies to our own. The Company compensates for these limitations by providing the following detail, which is determined in accordance with GAAP.

Free Cash Flow

	Three Months Ended
	March 31,
(In millions)	2021	2020
Cash provided by (used in) operating activities	$51.0	$(5.8)
Capital expenditures	(12.6)	(24.3)
Free Cash Flow	$38.4	$(30.1)